UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

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                              Hercules Incorporated
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                (Name of Registrant as Specified In Its Charter)

                                       N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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On April 2, 2001, Hercules Incorporated issued the following press release:

                       EASTMAN TO ACQUIRE HERCULES RESINS;
                       COMPANIES SIGN DEFINITIVE AGREEMENT


WILMINGTON, DE, APRIL 2, 2001 . . . Hercules Incorporated (NYSE: HPC) today announced that it has signed a definitive agreement to sell its hydrocarbon resins and select portions of its rosins resins businesses to Eastman Chemical Company (NYSE: emn). The net proceeds from this divestiture, scheduled to close by the end of April, will be used to reduce debt. Financial terms are not being disclosed.

"The sale of these resins businesses marks another important step in our plan to maximize shareholder value," said Thomas L. Gossage, Hercules Chairman and Chief Executive Officer. "And we also are pleased that the employees and customers of these resins businesses will go forward with Eastman, whose commitment to resins is longstanding and strategic."

About 700 Hercules employees will become Eastman employees. Hercules facilities included in the divestiture are in Jefferson, Pennsylvania; Middelburg, The Netherlands; Stonehouse, England; and Uruapan, Mexico. Additionally, unit operations will be acquired, then operated under contract by Hercules, at shared facilities in Savannah, Georgia, and Franklin, Virginia. Products will be made for Eastman at four resin operations sites that will remain with Hercules. They are at Hattiesburg, Mississippi; Brunswick, Georgia; Tampere, Finland; and Sobernheim, Germany.

Closing of the transaction is conditioned upon satisfaction or waiver of the terms and conditions set forth in the Sale and Purchase Agreement between the parties.

Hercules manufactures and markets chemical specialties globally for the manufacture of a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

Headquartered in Kingsport, Tennessee, Eastman manufactures and markets plastics, chemicals and fibers. The company employs approximately 15,000 people in more than 30 countries and reported 2000 sales of US$5.3 billion. For more information about the company, visit www.eastman.com.


                                    # # #


This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on reasonable assumptions. Results could differ materially depending on such factors as business climate, economic and competitive uncertainties, failure to complete the transaction, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. As appropriate, additional factors are contained in reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. This paragraph is included to provide safe harbor for forward-looking statements, which are not required to be publicly revised as circumstances change.

Hercules filed a preliminary proxy statement with the United States Securities and Exchange Commission on March 12, 2001, as amended on March 16, 2001 and March 26, 2001, in connection with its 2001 annual meeting of shareholders. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of Hercules shareholders for the 2001 annual meeting, and their interests in the solicitations, are set forth in the preliminary proxy statement. Hercules will be filing a definitive proxy statement and other relevant documents. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Hercules at the Commission's website at www.sec.gov or at the Commission's public reference room located at 450 Fifth Street, NW, Washington D.C 20549 or at one of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and the other documents may also be obtained from Hercules by contacting Hercules Incorporated, Attention: Allen Spizzo, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001.